Exhibit 99.1

5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 592-4006 Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
January 15, 2004

CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
RAJ DAS — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4517 • Fax: (402) 339-0265
E-Mail: raj.das@infoUSA.com
LAUREL GOTTESMAN — DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 • Fax: (402) 339-0265
E-Mail: laurel.gottesman@infousa.com

infoUSA Announces 2003 Fiscal Year Results

(OMAHA, NE) — infoUSA® (Nasdaq: IUSA). The following table presents the financial results, key financial highlights of the company’s operations and selected balance sheet items for the fourth quarter and full year of 2003.

	4th Qtr	4th Qtr	Fiscal Year	Fiscal Year
(amounts in thousands, except per share amounts)	2002	2003	2002	2003
Net sales	$74,580	$79,055	$302,516	$311,345

EBITDA (see table on income statement)	18,713	16,060	82,692	76,618

Operating income	11,671	9,351	54,557	48,550
Depreciation and amortization of operating assets	3,701	3,319	14,773	14,573
Intangible asset amortization	3,324	3,316	13,310	13,276
Non-cash stock compensation	17	74	52	219
infoUSA bond repurchase charges	173	0	347	4,820

Net income	4,940	4,483	20,436	19,695
Total debt	190,428	139,765	190,428	139,765
Interest expense	3,497	2,047	16,059	11,547
Capital expenditures	945	1,226	4,880	6,625
Accounts receivable (DSO) — without Walter Karl (1)	48	49	47	49

(1)	Walter Karl is a list broker. Trade accounts receivable and trade accounts payable are reflected at gross on the balance sheet.

RESULTS OF OPERATIONS

Vin Gupta, Chairman and CEO, infoUSA, said, “During 2003 we achieved record revenues of $311.3 million, as well as solid profitability. We generated this revenue growth while at the same time maintaining healthy EBITDA margins of 25%. These margins are lower than historical levels due to the previously announced investments in advertising and marketing, which included hiring more salespeople and increasing our advertising expense in order to grow internally going forward. We are already beginning to see the results from this effort. We had 6% revenue growth in 2003 in our Donnelley Group. In Small Business Group, excluding Polk, we had 7% revenue growth. We have built a strong pipeline of new business for fiscal 2004, as evidenced by our $6 million increase in deferred revenue during 2003.”

“Our Sales Genie® rollout is proceeding on plan, and is gaining acceptance among small businesses in our introductory markets of Omaha, Nebraska and Tampa, Florida. Our consumer and SOHO product, SalesLeadsUSA® is being introduced in retail stores nationwide. We are also planning on advertising this product on TV. We are increasing our presence at trade shows in order to promote our sales lead and mailing list products on DVD to attendees and exhibitors. In addition, we are transforming our company from strictly a database company to a major provider of sales growth products and services to small businesses on a subscription basis. An example of this would be our New Homeowners, New Businesses, New Movers, and Bankruptcy Filing databases, which are available on DVD every month.”

“The growth of our organization depends on quality management. In recent months, we have recruited many high caliber executives and upgraded our management ranks. Under Ray Butkus, the newly appointed President of our Donnelley Group, this segment generated record bookings and new customer wins in 2003. Rob Jelinek, a long-time Procter & Gamble veteran, is spearheading the effort to return our Polk City Directories business to revenue growth. Shirlee Jacobson, a retail industry veteran, is focusing on our retail consumer product. David Schajatovich recently joined us to monetize our directory assistance product on the Internet. Raj Das, our newly appointed Chief Financial Officer, is focused on driving internal revenue growth for the company while maintaining attractive EBITDA margins. We believe that these key executives will help us in our growth and profitability in 2004 and beyond.”

“We continued to strengthen our balance sheet throughout the year by: first, refinancing our senior credit facilities; second, redeeming approximately $67 million of our outstanding bonds; and finally, using our cash flow to aggressively pay down a total of approximately $50 million in debt. Total debt declined from $190 million at the end of 2002 to $140 million at year-end 2003. This resulted in annual interest cost savings of over $4 million for fiscal 2003. We used a portion of our internal cash to successfully acquire and integrate the Yesmail business into our core operations.”

Gupta concluded, “Going forward, we are focused on internal revenue growth, with the ultimate goal of 10% long-term revenue growth. We have a potential market of over $10 billion and we intend to gain market share gradually by leveraging our consumer and business databases into many distribution channels.”

Highlights of Fourth Quarter:

Net sales for the fourth quarter were $79.1 million compared to $74.6 million for the fourth quarter of 2002. EBITDA for the fourth quarter was $16.1 million, or 20% of net sales, compared to $18.7 million, or 25% of net sales, for Q4 last year. Fourth quarter GAAP earnings per share was $0.09 versus earnings per share of $0.10 for the previous year.

Highlights of Fiscal Year 2003:

Net sales for the fiscal year 2003 were $311.3 million compared to $302.5 million for 2002. EBITDA for 2003 was $76.6 million, or 25% of net sales, versus $82.7 million, or 27% of net sales, the previous year. The reduction in 2002 EBITDA is primarily the result of an increase in selling and marketing expenditures in the second half of fiscal year. Fiscal year 2003 operating income was $48.6 million, or 16% of net sales, compared to $54.6 million, or 18% of net sales. Fiscal 2003 earnings per share were $0.38 compared to $0.40 for the previous year. The reduction in EPS resulted from a combination of lower EBITDA margins due to increased advertising and marketing expense and special charges of approximately $8 million from a litigation settlement charge, bond redemption, and debt refinancing costs.

OPERATING HIGHLIGHTS

The Donnelley Group (Large Business Group)

The Donnelley Group, previously known as the Large Business Group, reported fourth quarter 2003 revenues of $41.4 million versus $36.2 million for the comparable quarter of the prior year, and full year revenues of $156.0 million versus $146.8 million. The group has a strong pipeline of new business going into 2004, as evidenced by $6 million increase in deferred revenue during 2003. The group has been able to grow its revenue base from the addition of new products and services, particularly in the e-mail marketing space. Under Ray Butkus, the new President of The Donnelley Group, the group has reorganized the sales force, positioned the business to sell a higher percentage of our high margin, proprietary data, and implemented a team marketing approach that will encourage revenue growth and increased market share. Fiscal 2003 was a strong year for The Donnelley Group in terms of acquiring new customers. Going forward, the group will continue to focus on profitable revenue growth and new client acquisition.

The infoUSA Group (Small Business Group)

The infoUSA Group reported 2003 fourth quarter revenues of $37.6 million, versus $38.3 million last year. For fiscal year 2003, this group had revenue of $155.4 million, versus $155.7 million last year. The primary reason for the slight decline in revenues was the weakness in the Polk City Directories business. Excluding Polk, the group experienced a 7% revenue growth in fiscal year 2003 versus 2002. As previously announced, Rob Jelinek has been appointed as the new general manager for Polk. He is successfully implementing his plan to grow revenue by bundling the company’s printed directories with DVD and Internet access for the Polk City Directories, at an affordable monthly subscription price. The subscription price will include many new features including frequent updates, greater selection features and downloadable information. As such, Polk City Directories have been re-engineered from strictly a reference tool for small businesses to a total sales and marketing solution.

The infoUSA Group consists of approximately 20 small business units that offer directory products, vertical industry databases, online mailing lists and marketing leads, and retail consumer products. We have competent managers running their own small businesses who are motivated and incentivized to produce 10% plus revenue growth.

OUTLOOK FOR FISCAL 2004

infoUSA management feels optimistic about continuing to execute on its current product and marketing strategies to drive organic revenue growth while producing healthy EBITDA margins and earnings per share. In fiscal 2004, the company expects to generate revenues of $325 million and earnings per share of $0.60.

Conference Call

The company will host its fourth quarter and full year conference call on Friday, January 16th, at 2:00 PM Eastern time. To access the conference call, please dial 913/981-5523, passcode # 756532, approximately 10 minutes prior to the start of the call. A replay of the call will be available from 5:00 PM Eastern time, January 16th, through midnight Eastern Time, January 23rd. The replay number is 719/457-0820, passcode # 756532. A live webcast of the conference call will be available at the company’s web site, http://www.infousa.com, by clicking on the Investor Relations button on the infoUSA Home page.

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites, including Yahoo! (Nasdaq:YHOO — news) and America Online (NYSE: AOL). Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.

(INCOME STATEMENT FOLLOWS)

infoUSA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	FOR THE QUARTER ENDED		FOR THE YEAR ENDED

	December	December	December	December
	31, 2002	31, 2003	31, 2002	31, 2003

	(unaudited)
Net sales	74,580	79,055	302,516	311,345
Costs and expenses:
Database and production costs	21,519	22,518	84,710	87,074
Selling, general and administrative	33,427	40,243	131,985	144,068
Depreciation and amortization of operating assets	3,701	3,319	14,773	14,573
Amortization of intangible assets	3,324	3,316	13,310	13,276
Non-cash stock compensation	17	74	52	219
Restructuring costs	915	231	2,531	1,861
Litigation settlement charge	—	—	417	1,667
Acquisition costs	6	3	181	57

	62,909	69,704	247,959	262,795

Operating income	11,671	9,351	54,557	48,550
Other income (expense):
Investment income	46	(73)	179	1,149
Other charges — Note 1	(173)	—	(5,528)	(6,385)
Interest expense	(3,497)	(2,047)	(16,059)	(11,547)

Income before income taxes	8,047	7,231	33,149	31,767
Income taxes	3,107	2,748	12,713	12,072

Net income	4,940	4,483	20,436	19,695

BASIC & DILUTED EARNINGS PER SHARE:
Basic earnings per share	0.10	0.09	0.40	0.38
Diluted earnings per share	0.10	0.09	0.40	0.38
Basic weighted average shares outstanding	51,070	52,245	51,170	51,576
Diluted weighted average shares outstanding	51,070	52,526	51,193	51,714

The following provides a reconciliation of net income to EBITDA:

	FOR THE QUARTER ENDED		FOR THE YEAR ENDED

	December	December	December	December
	31, 2002	31, 2003	31, 2002	31, 2003

Net Income	4,940	4,483	20,436	19,695
Other charges — Note 1	173	—	5,528	6,385
Investment income	(46)	73	(179)	(1,149)
Interest expense	3,497	2,047	16,059	11,547
Income taxes	3,107	2,748	12,713	12,072
Depreciation and amortization of operating assets	3,701	3,319	14,773	14,573
Amortization of intangible assets	3,324	3,316	13,310	13,276
Non-cash stock compensation	17	74	52	219

EBITDA	18,713	16,060	82,692	76,618

Note 1 — Other charges includes costs incurred by the Company to repurchase its outstanding bonds totaling $4.8 million for the year ended December 31, 2003.